Exhibit 99.1

Contacts:

INVESTORS AND MEDIA:

Renovis, Inc.

Shari Annes

650-888-0902

sannes@renovis.com

RENOVIS REPORTS FOURTH QUARTER AND

FULL YEAR 2007 FINANCIAL RESULTS

South San Francisco, California – March 14, 2008 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced financial results for the fourth quarter and year ended December 31, 2007.

Revenue for the fourth quarter and the year ended December 31, 2007 was $1.3 million and $9.8 million, respectively, compared to $2.2 million and $10.4 million in the corresponding periods in 2006. All of the revenue earned in the year ended December 31, 2007 related to our collaboration with Pfizer Inc. to research, develop and commercialize small molecules that target the vanilloid receptor, or VR1. The decrease in revenue in the three months and year ended December 31, 2007 resulted primarily from a change in the amortization period for the upfront license payment that Renovis received from Pfizer in 2005 in connection with the initiation of the collaboration. Following the amendment of that agreement in early 2007 to extend the term of the collaboration for an additional year, the amortization period for the upfront license payment was extended, reducing the amount of upfront license fee revenue recognized in 2007. This decrease in revenue in the year ended December 31, 2007 was partially offset by an increase to $4.5 million in 2007 from $1.5 million in 2006 in milestone revenue earned from Pfizer.

Research and development expenses for the fourth quarter and year ended December 31, 2007 were $6.2 million and $26.3 million, respectively, compared to $7.4 million and $28.1 million during the same periods in 2006. The decrease in the fourth quarter of 2007 as compared to the corresponding period in 2006 resulted primarily from cost savings generated by the restructuring undertaken in January 2007. The decrease in the full year 2007 as compared to 2006 was also due to the cost savings derived from the restructuring, which was partially offset by $0.8 million in non-recurring restructuring expenses and a non-cash charge of $1.4 million for the repurchase and subsequent cancellation of certain stock options held by Company executives, both of which occurred in the first quarter of 2007.

General and administrative expenses totaled $2.9 million and $20.5 million during the quarter and year ended December 31, 2007, compared to $3.9 million and $15.6 million during the same periods of 2006. The decrease in the quarter ended December 31, 2007 primarily reflects the cost savings generated by the restructuring as described above. The increase in the full year 2007

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was primarily due to the non-cash charge of $5.9 million related to the stock option cancellation program, as well as the transaction advisory costs incurred in connection with our proposed merger with Evotec AG. The majority of these advisory costs will be paid upon the closing of the transaction which is currently expected to occur in the first half of 2008.

The net loss for the fourth quarter of 2007 was $6.8 million compared to $8.0 million in the fourth quarter of 2006. The net loss for 2007 was $32.8 million compared to $28.4 million for the same period last year. Basic and diluted net loss per share in the quarter and year months ended December 31, 2007, was $0.23 and $1.11 compared to $0.27 and $0.97 in the comparable periods in 2006.

At December 31, 2007, Renovis had $79.4 million in cash, cash equivalents and short-term investments.

According to Executive Chairman John Walker, “In 2007, we extended our VR1 collaboration with Pfizer and achieved two important milestones. The progress has been significant and allowed us to remain on track for initiating human clinical trials in 2008. Additionally, Renovis’ two other preclinical programs continued to move forward toward IND-enabling studies. Equally important was our announcement in the third quarter that we had agreed to merge the company with Evotec, a Hamburg, Germany-based biotechnology company focused on the discovery and development of potential treatments for diseases of the central nervous system (CNS). The combination of the two companies, which is expected to be completed in the first half of 2008, secures a place for Renovis’ preclinicial candidates in a robust CNS and inflammation-oriented pipeline, and creates a critical mass of scientific expertise and infrastructure. We believe that the prospect of an even stronger financial base as well as a globally integrated discovery and development team will provide enhanced value for our shareholders.”

Option Grants Under NASDAQ Marketplace Rule 4350

In accordance with NASDAQ Marketplace Rule 4350, Renovis granted employment inducement stock options to one non-executive employee hired between November 7, 2007 and March 14, 2008 to support the Company’s research and development efforts.

The inducement stock options cover an aggregate of 3,200 shares of common stock and are classified as non-qualified stock options with an exercise price equal to the fair market value on the date of grant. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) with the Company’s standard stock option terms, including a 10-year term and vesting over fours years.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company’s proprietary research programs focus on the purinergic receptors, P2X3 and P2X7, for the

Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com

potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists and an agreement with Genentech, Inc. in the areas of nerve growth and anti-angiogenesis.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial results, including future revenues and future operating expenses, future preclinical and clinical development, anticipated preclinical and clinical development progress, the anticipated benefits of the business combination transaction involving Evotec and Renovis, the likelihood and timing of the completion of such transaction and the plans and objectives of management are forward-looking statements and are based on management’s current expectations and estimates. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from these forward-looking statements include, but are not limited to, the risk that the conditions relating to the required regulatory clearance of the transaction might not be satisfied in a timely manner or at all, risks relating to the integration of the technologies and businesses of Evotec and Renovis, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, and other factors that are described in greater detail in the reports we file with the Securities and Exchange Commission, including the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 8, 2007, and our Annual Report on Form 10-K, which was filed on March 15, 2007. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Additional information about the transaction

Renovis filed a Current Report on Form 8-K with the Securities and Exchange Commission on September 24, 2007, that includes as an exhibit the Agreement and Plan of Merger between Evotec and Renovis. On January 7, 2008, Evotec filed a Registration Statement on Form F-4 with the Securities and Exchange Commission in connection with the proposed merger and amendments to that registrations statement on February 20, 2008, March 11, 2008 and March 13, 2008. Evotec and Renovis expect to mail a joint proxy statement/prospectus, which will form part of the Registration Statement on Form F-4, to stockholders of Renovis in connection with the proposed merger. This document will contain important information about the merger and

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should be read before any decision is made with respect to the merger. Investors and stockholders will be able to obtain free copies of this document and any other documents filed or furnished by Evotec or Renovis through the website maintained by the Securities and Exchange Commission at www.sec.gov. Free copies of these documents may also be obtained from Evotec, by directing a request to Evotec’s Investor Relations department at Schnackenburgallee 114, 22525 Hamburg, Germany, or from Renovis, by directing a request to Renovis’ Investor Relations department at Two Corporate Drive, South San Francisco, California 94080.

In addition to the documents referenced above, Renovis files or furnishes annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed or furnished by Renovis at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Renovis’s SEC filings are also available to the public at the SEC’s web site at www.sec.gov, or at www.renovis.com.

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Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Contract revenue	$1,317	$2,150	$9,767	$10,428
Operating expenses:
Research and development	6,207	7,400	26,266	28,112
General and administrative	2,859	3,946	20,531	15,595

Total operating expenses	9,066	11,346	46,797	43,707
Loss from operations	(7,749)	(9,196)	(37,030)	(33,279)
Other income	981	1,220	4,215	4,903

Net loss	(6,768)	(7,976)	(32,815)	(28,376)

Basic and diluted net loss per share	$(0.23)	$(0.27)	$(1.11)	$(0.97)

Shares used to compute basic and diluted net loss per share	29,801,432	29,389,130	29,670,689	29,213,098

Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$40,750	$41,958
Short-term investments	38,643	57,149
Prepaid and other current assets	885	928

Total current assets	80,278	100,035
Property and equipment, net	5,236	7,052
Other long-term assets	236	214

	$85,750	$107,301

Liabilities and stockholders’ equity
Current liabilities	$8,488	$10,531
Long-term liabilities	1,689	3,684
Stockholders’ equity	75,573	93,086

	$85,750	$107,301

Two Corporate Drive    South San Francisco, CA 94080    Tel: 650.266.1400    Fax: 650.266.1460    www.renovis.com